UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2019

APEX GLOBAL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	0‑18640	95‑4182437
(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification Number)

5990 Sepulveda Boulevard

Sherman Oaks, California 91411

(Address of Principal Executive Offices) (Zip Code)

(818) 908‑9868

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐    Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐    Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.02 per share	APEX	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(e)

On October 22, 2019, Apex Global Brands Inc. (the “Company”) and Henry Stupp, the Company’s Chief Executive Officer, entered into an Amended and Restated Executive Employment Agreement (the “Amended Agreement”), which, among other things, extended the term of Mr. Stupp’s existing employment agreement from January 30, 2020 to January 31, 2021.  The Amended Agreement becomes effective on January 31, 2020 and going forward, renews automatically for one-year terms unless terminated by either party at least ninety days prior to the end of the then current term.  The Amended Agreement also contains the following provisions, among other things:

•	A base salary of $650,000 per year in cash;
•

Eligibility to receive a discretionary annual bonus award of up to $300,000 for performance in each fiscal year to be determined at the discretion of the Compensation Committee of the Company’s Board of Directors;

•

Eligibility to receive an annual performance-based cash bonus, which will equal an amount determined based on the level of achievement of the Company’s EBITDA (defined as net income before subtracting interest expense, income tax provision, depreciation and amortization, and inclusive of any amounts payable in such performance-based cash bonus) for each fiscal year relative to the EBTIDA target included in the budget approved by the Company’s Board of Directors for such fiscal year (and taking into account any adjustments to the budgeted EBITDA approved by the Company’s Board of Directors resulting from any business acquisitions or dispositions consummated during the relevant fiscal year or any other specified unusual or non-recurring transactions or events, but in no event less than $10,000,000 of EBITDA), with Mr. Stupp to earn a target bonus of $200,000 at 100% achievement, a maximum bonus of $350,000 at 120% achievement, and a minimum bonus of $50,000 at 80% achievement (with linear interpolation between 80% and 120% achievement);

•

An option to purchase 100,000 shares of the Company’s Common Stock granted pursuant to the terms of the Cherokee Inc. Amended and Restated 2013 Stock Incentive Plan (the “Plan”) at a purchase price equal to Fair market Value (as such term is defined in the Plan), such option to vest in equal annual installments over three years, and subject to accelerated vesting if certain corporate transactions occur;

•

Eligibility to receive a cash bonus if the Company undergoes a change in control and the per-share price received by holders of the Company’s Common Stock from such change-in-control transaction exceeds $1.00, such bonus being equal to $100,000 multiplied by the per share price received in excess of $1.00; and

•

If Mr. Stupp is terminated other than for cause, death or disability, if Mr. Stupp’s employment contract is not renewed, or if Mr. Stupp terminates his employment for good reason, then, subject to Mr. Stupp’s execution and non-revocation of a release in favor of the company, he will be entitled to receive severance compensation from the Company of (i) six months of his then current base salary, or twelve months of his then current base salary under certain circumstances subsequent to a change in control of the Company, (ii) a cash payment in an amount equal to any earned but unpaid bonuses; (iii) an additional bonus equal to the average performance bonuses for the prior two completed fiscal years, to be paid within 60 days of termination of employment; (iv) cash payments in an amount equal to the cost of Mr. Stupp’s health care coverage under COBRA for the duration of his severance payment period, and (v) full vesting of all equity awards held by Mr. Stupp as of his termination.

The foregoing summary of Mr. Stupp’s Amended and Restated Executive Employment Agreement is qualified in its entirety by reference to the full text of such agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for its fiscal quarter ending on November 2, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APEX GLOBAL BRANDS INC.

October 25, 2019	By:	/s/ Steven L. Brink
Steven L. Brink
Chief Financial Officer

3